Exhibit 99.1

3033 Campus Drive Suite E490 Plymouth, MN 55441 www.mosaicco.com	Tel 800-918-8270 Fax 763-577-2986

Press Release

MEDIA CONTACT:	Rob Litt, 763-577-6187

INVESTOR CONTACT:	Laura Gagnon, 763-577-8213

THE MOSAIC COMPANY REPORTS

OUTSTANDING FOURTH QUARTER RESULTS

PLYMOUTH, MN, July 18, 2011 – The Mosaic Company (NYSE: MOS) reported fourth quarter net earnings of $649 million, or $1.45 per diluted share, for the quarter ended May 31, 2011. These results compare to net earnings of $396 million, or $0.89 per diluted share, for the fourth quarter ended May 31, 2010. Mosaic’s net sales in the fourth quarter of fiscal 2011 were $2.9 billion, a 54 percent increase from $1.9 billion in the same period last year.

“Our fourth quarter results were very strong as global demand for Mosaic’s crop nutrient products remained robust,” said Jim Prokopanko, President and Chief Executive Officer of Mosaic. “Fiscal 2011 was an exceptional year for Mosaic. We generated strong earnings and cash flow due to higher shipments, increased prices and strong operating performance, especially in our Phosphates segment in the face of an often challenging environment. In addition, we completed the complex split-off from Cargill which gives us increased strategic and financial flexibility.

“Looking to fiscal 2012, we anticipate another good year given continued healthy global nutrient demand,” Prokopanko continued. “With excellent farmer economics and with grain and oilseed inventories expected to remain near record lows, farmers are incented to use crop nutrients to enhance their yields. Our leading position as a large-scale global producer, expected benefits from our continued potash and phosphate investments, and our exceptional financial strength all position us very well to enhance shareholder value.”

Mosaic’s gross margin for the fourth quarter of fiscal 2011 was $995 million, or 35 percent of net sales, compared to $688 million, or 37 percent of net sales, a year ago. Fourth quarter operating earnings were $825 million compared to $548 million a year ago. The increase in gross margin and operating earnings was driven primarily by higher selling prices partially offset by increased phosphate raw material costs and potash resource taxes and royalties.

Cash flow provided by operating activities in the fourth quarter of fiscal 2011 was $973 million compared to $532 million in the prior year. This increase was largely due to an improvement in net earnings. Capital expenditures totaled $366 million in the quarter. Mosaic’s total cash and cash equivalents, net of debt as of May 31, 2011, was $3.1 billion, up from $1.2 billion a year ago.

Business Highlights

•	Included in fourth quarter earnings were several discrete expense items which lowered pretax results by $52 million, or $0.07 per share after tax, as detailed in a table at the end of this release

•	The Company continued to make substantial progress in its potash expansion program, including:

•	Investments of over $600 million in potash expansions for the year

•	Completion of initial projects at Colonsay and Esterhazy, and

•	Receipt of environmental approval for the Esterhazy K3 mine shafts and site development

•	Mosaic’s focus on operational excellence in its Phosphates segment continues to show results:

•	In the quarter, the segment generated 62 percent of its electricity needs

•	Maintenance efficiency improved approximately 60 percent year-over-year, and

•	Improved mine operations resulted in a 4.3 percent year-over-year increase in rock production at Four Corners, Mosaic’s largest producing mine

•	The Company generated almost $1 billion in operating cash flow during the quarter, and generated free cash flow (operating cash flow less capital expenditures) of over $600 million

•

The Company facilitated Cargill’s exit from its ownership of Mosaic, including a successful secondary offering of 115 million shares. This transaction enhances Mosaic’s strategic and financial flexibility and greatly increases the liquidity of its common stock

•

The Company announced it will pursue all options, including appeals, to defend itself against an injunction entered by the U.S. District Court for the Middle District of Florida preventing mining in the Hardee County extension of the South Fort Meade mine. Mosaic intends to seek a stay of the preliminary injunction pending appeal as to the uplands-only mining.

•

For the second consecutive year, Mosaic was recognized in the Corporate Responsibility Magazine 100 Best Corporate Citizens list due to the Company’s conservation efforts, environmental stewardship, financial transparency and governance structures

Potash

Potash Results	4Q2011 Actual	4Q2011 Guidance

Average MOP selling price	$404	$385 to $415

Sales volume	2.2 million tonnes	1.9 to 2.2 million tonnes

Potash production	95% of operational capacity	>90% of operational capacity

“Our Potash business produced at very high operating rates during the fourth quarter in response to strong demand. North American producer inventories remain low and fundamentals remain robust with rising prices as we ended the quarter. During the year, we made great progress on our potash expansion program, a key strategic priority designed to maintain our status as one of the leading potash producers in the world,” said Prokopanko.

Net sales in the Potash segment totaled $982 million for the fourth quarter, compared to $697 million a year ago. Gross margin was $516 million, or 53 percent of net sales, compared to $378 million, or 54 percent of net sales, a year ago. The decline in gross margin percent was primarily the result of higher Canadian resource taxes and royalties. Gross margin excluding resource taxes, a measure comparable to certain peer reporting, was 63 percent in the fourth quarter compared to 60 percent a year ago.

Operating earnings were $469 million, compared to $347 million in the prior year. The improvement in operating earnings was primarily due to increased selling prices and volumes partially offset by higher Canadian resource taxes and royalties which totaled $108 million compared to $42 million a year ago.

The average fourth quarter MOP selling price, FOB plant, was $404 per tonne, up from $336 a year ago. The Potash segment’s total sales volumes for the fourth quarter were 2.2 million tonnes, compared to 1.8 million tonnes last year. The increase in sales was a result of improved demand compared to a year ago.

Potash production was 2.2 million tonnes, or 95 percent of operational capacity, an increase from 1.9 million tonnes, or 85 percent of operational capacity a year ago.

Phosphates

Phosphate Results	4Q2011 Actual	4Q2011 Guidance

Average DAP selling price	$574	$560 to $590

Sales volume	2.8 million tonnes	2.5 to 2.9 million tonnes

Processed phosphate production	86% of operational capacity	>85% of operational capacity

“Our phosphates business ended the year on a strong note with robust shipments worldwide,” stated Prokopanko. “Our Phosphates team executed remarkably well, mitigating the impact of lower rock production at South Fort Meade. In addition, our ongoing investments to enhance productivity continue to gain traction.”

Net sales in the Phosphates segment were $1.9 billion for the fourth quarter compared to $1.2 billion last year. Gross margin was $479 million, or 25 percent of net sales, compared to $307 million, or 26 percent of net sales, for the same period a year ago. Operating earnings were $370 million, compared to $221 million last year. The increase in operating earnings was primarily due to increased selling prices partially offset by higher raw material costs.

The average fourth quarter DAP selling price, FOB plant, was $574 per tonne, compared to $438 a year ago. Phosphates segment total sales volumes were 2.8 million tonnes, compared to 2.3 million tonnes a year ago. The increase in sales volumes was driven mainly by higher international sales in the Company’s distribution business.

Mosaic’s North American finished phosphate production was 2.1 million tonnes, or 86 percent of operational capacity, compared to 1.9 million tonnes, or 79 percent, a year ago. The Company’s phosphate rock production was 3.2 million tonnes during the fourth quarter compared to 3.5 million tonnes a year ago. Phosphate rock production was lower due to reduced output at the South Fort Meade mine as compared to the prior year due to a temporary injunction, partially offset by higher production at the Four Corners mine.

Other

Selling, general and administrative expenses were $112 million for the fourth quarter, compared to $114 million a year ago, and included $11 million in multi-year charitable giving expenses. Other operating expenses were $59 million for the fourth quarter compared to $26 million a year ago. Other operating expenses in the fourth quarter included a $17 million asset write off in Louisiana, $15 million in environmental accruals related to certain inactive Phosphates sites, and $9 million in costs associated with the Cargill split-off transaction. Income tax expense was $186 million for the fourth quarter resulting in an effective tax rate of 22 percent, compared to $139 million, or 26 percent, for the same period last year. The lower income tax rate was primarily due to higher foreign tax credits resulting from our earnings mix.

Full Year

For the year ended May 31, 2011, net income reached a record $2.5 billion, or $5.62 per share, the highest annual results in the Company’s history. Net sales were $9.9 billion, an increase of 47 percent from $6.8 billion reported a year ago. Full year operating earnings were $2.7 billion compared to $1.3 billion a year ago. Improvements in sales and operating earnings were due to increased phosphate selling prices and higher potash volumes, partially offset by higher phosphate raw material costs. Full year selling, general and administrative expenses were $373 million compared to $360 million last year. Equity earnings were a loss of $5 million compared to a loss of $11 million last year. Fiscal 2011 included a $686 million pre-tax gain on the sale of Mosaic's interest in Fosfertil S.A, or $1.25 per share. Net cash provided by operating activities reached $2.4 billion.

Financial Guidance

“Mosaic is ideally positioned to meet the expected long-term global demand growth for crop nutrients, with the leading combined capacity in potash and phosphates,” Prokopanko said. “We continue to invest to expand capacity, improve productivity and to distinguish Mosaic in the market with our premium products, such as Micro-Essentials®, Pegasus™ and K-Mag®. With the Cargill split-off successfully completed, we are now fully focused on opportunities to create additional shareholder value.”

Total sales volumes for the Potash segment are expected to range from 1.7 to 1.9 million tonnes for the first quarter of fiscal 2012. Mosaic’s realized MOP price, FOB plant, for the first quarter of fiscal 2012 is estimated to range from $430 to $455 per tonne.

Total sales volumes for the Phosphates segment are expected to range from 3.0 to 3.3 million tonnes for the first quarter of fiscal 2012. Mosaic’s realized DAP price, FOB plant, for the first quarter of fiscal 2012 is estimated to range from $560 to $590 per tonne.

The first quarter operating rate in the Potash segment is expected to range from 75 percent to 85 percent of operational capacity, down from the fourth quarter due to planned seasonal maintenance turnarounds. The Company’s operating rate at its North American phosphate operations is expected to exceed 85 percent of operational capacity during its first quarter.

The Company continues to advance its brownfield potash expansion plans at its three Saskatchewan, Canada mine sites and to fund projects that improve efficiencies. Total capital spending for fiscal 2012 is expected to range from $1.6 to $1.9 billion.

Selling, general and administrative expenses are estimated to range from $400 to $430 million in fiscal 2012.

Canadian resource taxes and royalties for fiscal 2012 are expected to range from $420 to $470 million. Canadian resource taxes and royalties are included as a component of cost of goods sold in the Company’s consolidated income statement.

Mosaic estimates an effective income tax rate in the upper 20 percent range.

About The Mosaic Company

The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the company is available at www.mosaicco.com.

Mosaic will conduct a conference call on Tuesday, July 19, 2011 at 10:00 a.m. EDT to discuss fourth quarter earnings results as well as global markets and trends. Presentation slides and a simultaneous audio webcast of the conference call may be accessed through Mosaic’s website at www.mosaicco.com/investors. This webcast will be available up to one year from the time of the earnings call.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and the effects of the current economic and financial turmoil; the level of inventories in the distribution channels for crop nutrients; changes in foreign currency and exchange rates; international trade risks; changes in government policy; changes in environmental and other governmental regulation, including greenhouse gas regulation; further developments in the lawsuit involving the federal wetlands permit for the extension of the Company’s South Fort Meade, Florida, mine into Hardee County, including orders, rulings, injunctions or other actions by the court or actions by the plaintiffs, the Army Corps of Engineers or others in relation to the lawsuit, or any actions the Company may identify and implement in an effort to mitigate the effects of the lawsuit; other difficulties or delays in receiving, or increased costs of, necessary governmental permits or approvals; further developments in the lawsuit involving the tolling agreement at the Company's Esterhazy, Saskatchewan, potash mine, including settlement or orders, rulings, injunctions or other actions by the court, the plaintiff or others in relation to the lawsuit; the effectiveness of our processes for managing our strategic priorities; adverse weather conditions affecting operations in Central Florida or the Gulf Coast of the United States, including potential hurricanes or excess rainfall; actual costs of asset retirement, environmental remediation, reclamation or other environmental regulation differing from management’s current estimates; accidents and other disruptions involving Mosaic’s operations, including brine inflows at its Esterhazy, Saskatchewan potash mine and other potential mine fires, floods, explosions, seismic events or releases of hazardous or volatile chemicals, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

For the fourth quarter of fiscal 2011, the Company recorded the following discrete expense items:

Description	Segment	Location	Amount (in millions)	EPS impact

Louisiana asset write-off	Phosphates	Other operating expense	$17	$(0.02)

Additional environmental accruals	Phosphates	Other operating expense	15	(0.02)

Multi-year community investments	Potash	Selling, general and administrative	11	(0.02)

Cargill split-off transaction expenses	Corporate	Other operating expense	9	(0.01)

Total discrete expenses			$52	$(0.07)

Condensed Consolidated Statements of Earnings

(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended May 31,		Years ended May 31,
	2011	2010	2011	2010

Net sales	$2,860.4	$1,860.3	$9,937.8	$6,759.1
Cost of goods sold	1,865.2	1,172.7	6,816.0	5,065.8

Gross margin	995.2	687.6	3,121.8	1,693.3
Selling, general and administrative expenses	111.5	113.7	372.5	360.3
Other operating expenses	58.8	26.3	85.1	62.2

Operating earnings	824.9	547.6	2,664.2	1,270.8
Interest (income) expense, net	(7.7)	12.8	5.1	49.6
Foreign currency transaction gain (loss)	4.3	(0.6)	(56.3)	(32.4)
Gain on sale of equity investment	—	—	685.6	—
Other income (expense)	(0.1)	(5.8)	(17.1)	0.9

Earnings from consolidated companies before income taxes	836.8	528.4	3,271.3	1,189.7
Provision for income taxes	186.0	138.8	752.8	347.3

Earnings from consolidated companies	650.8	389.6	2,518.5	842.4
Equity in net earnings (loss) of nonconsolidated companies	(5.6)	6.9	(5.0)	(10.9)

Net earnings including non-controlling interests	645.2	396.5	2,513.5	831.5
Less: Net earnings (loss) attributable to non-controlling interests	(4.0)	0.4	(1.1)	4.4

Net earnings attributable to Mosaic (a)	$649.2	$396.1	$2,514.6	$827.1

Diluted net earnings per share attributable to Mosaic (a)	$1.45	$0.89	$5.62	$1.85

Diluted weighted average number of shares outstanding	447.8	446.9	447.5	446.6

(a)

Mosaic adopted an accounting standard effective June 1, 2009, codified in Accounting Standards Codification Topic 810, which, among other things, changed the presentation format and certain captions of the Consolidated Statement of Earnings and Consolidated Balance Sheet. Mosaic uses the captions recommended by this standard in its Condensed Consolidated Financial Statements, such as “Net earnings attributable to Mosaic” and “Diluted net earnings per share attributable to Mosaic.” However, in the preceding release Mosaic has shortened this language to “net earnings” and “earnings per share,” respectively.

Condensed Consolidated Balance Sheets

(in millions, except share and per share amounts)

The Mosaic Company	(unaudited)

	May 31, 2011	May 31, 2010
Assets
Current assets:
Cash and cash equivalents	$3,906.4	$2,523.0
Receivables, net	926.0	614.8
Inventories	1,266.4	1,002.3
Deferred income taxes	277.8	115.7
Assets and investments held for sale	—	399.6
Other current assets	308.3	319.4

Total current assets	6,684.9	4,974.8
Property, plant and equipment, net	6,635.9	5,465.6
Investments in nonconsolidated companies	434.3	54.7
Goodwill	1,829.8	1,763.2
Other assets	202.0	449.4

Total assets	$15,786.9	$12,707.7

Liabilities and Equity
Current liabilities:
Short-term debt	$23.6	$83.1
Current maturities of long-term debt	48.0	15.2
Accounts payable and accrued liabilities	1,784.7	1,172.2
Deferred income taxes	72.2	33.4

Total current liabilities	1,928.5	1,303.9
Long-term debt, less current maturities	761.3	1,245.6
Deferred income taxes	580.1	501.7
Other noncurrent liabilities	855.1	908.1

The Mosaic Company’s Stockholders’ equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of May 31, 2011 and 2010	—	—
Class A common stock, $0.01 par value, 275,000,000 share authorized, 57,768,374 and 0 shares issued and outstanding as of May 31, 2011 and 2010, respectively	0.6	—
Class B common stock, $0.01 par value, 200,000,000 shares authorized, 112,991,398 and 0 shares issued and outstanding as of May 31, 2011 and 2010, respectively	1.1	—
Common stock, $0.01 par value, 1,000,000,000 shares authorized:
Common stock, 287,851,416 shares issued and 275,812,954 shares outstanding as of May 31, 2011, 445,439,994 shares issued and outstanding as of May 31, 2010	2.8	4.5
Capital in excess of par value	2,596.3	2,523.0
Retained earnings	8,330.6	5,905.3
Accumulated other comprehensive income	710.2	289.4

Total Mosaic stockholders’ equity	11,641.6	8,722.2
Non-controlling interests	20.3	26.2

Total equity	11,661.9	8,748.4

Total liabilities and equity	$15,786.9	$12,707.7

Condensed Consolidated Statements of Cash Flows

(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended May 31,		Years ended May 31,
	2011	2010	2011	2010
Cash Flows from Operating Activities
Net earnings including non-controlling interests	$645.2	$396.5	$2,513.5	$831.5
Adjustments to reconcile net earnings including non-controlling interests to net cash provided by operating activities:
Depreciation, depletion and amortization	122.9	112.4	447.4	445.0
Deferred income taxes	138.3	15.1	196.6	51.1
Equity in net loss (earnings) of nonconsolidated companies, net of dividends	5.6	(5.0)	8.2	12.8
Accretion expense for asset retirement obligations	7.6	6.4	31.6	29.6
Stock-based compensation expense	2.4	3.0	21.1	23.5
Unrealized (gain) loss on derivatives	2.6	(16.1)	(21.0)	(103.3)
Gain on sale of equity investment	—	—	(685.6)	—
Excess tax benefits related to stock option exercises	(1.3)	(0.1)	(13.4)	(3.3)
Other	22.3	(0.7)	36.9	1.8
Changes in assets and liabilities:
Receivables, net	(113.4)	(21.0)	(297.3)	(38.3)
Inventories, net	(115.2)	(80.0)	(244.7)	92.0
Other current and noncurrent assets	(15.8)	91.4	23.7	278.0
Accounts payable	145.8	71.3	240.1	156.8
Accrued liabilities and income taxes	131.7	(19.1)	229.6	(387.2)
Other noncurrent liabilities	(5.8)	(22.0)	(60.0)	(34.0)

Net cash provided by operating activities	972.9	532.1	2,426.7	1,356.0
Cash Flows from Investing Activities
Capital expenditures	(365.9)	(275.0)	(1,263.2)	(910.6)
Proceeds from sale of equity investment	—	—	1,030.0	—
Proceeds from sale of businesses	6.4	4.7	56.4	17.6
Restricted cash	—	—	(13.7)	22.8
Investments in nonconsolidated companies	—	—	(385.3)	—
Other	0.6	(0.6)	3.7	3.9

Net cash used in investing activities	(358.9)	(270.9)	(572.1)	(866.3)
Cash Flows from Financing Activities
Payments of short-term debt	(87.8)	(79.1)	(381.3)	(334.2)
Proceeds from issuance of short-term debt	37.2	65.4	321.8	324.6
Payments of long-term debt	(3.1)	(5.1)	(470.2)	(43.7)
Proceeds from issuance of long-term debt	—	1.5	17.6	2.1
Payment of tender premium on debt	—	—	(16.1)	(5.7)
Proceeds from stock options exercised	1.6	1.7	20.3	12.5
Excess tax benefits related to stock option exercises	1.3	0.1	13.4	3.3
Cash dividends paid	(22.3)	(22.3)	(89.3)	(668.0)
Other	3.7	(0.6)	(1.2)	(1.5)

Net cash used in financing activities	(69.4)	(38.4)	(585.0)	(710.6)
Effect of exchange rate changes on cash	9.7	8.4	113.8	40.7

Net change in cash and cash equivalents	554.3	231.2	1,383.4	(180.2)
Cash and cash equivalents - beginning of period	3,352.1	2,291.8	2,523.0	2,703.2

Cash and cash equivalents - end of period	$3,906.4	$2,523.0	$3,906.4	$2,523.0

Supplemental Disclosure of Cash Flow Information:

Cash paid during the period for:
Interest (net of amount capitalized)	$—	$—	$43.1	$60.0
Income taxes (net of refunds)	100.7	(4.1)	535.2	488.5

Condensed Consolidated Financial Highlights

The Mosaic Company	(dollars in millions)

	Three months ended May 31,		Increase/ (Decrease)		Years ended May 31,		Increase/ (Decrease)
	2011	2010	Amount	%	2011	2010	Amount	%
Net sales:
Phosphates (a)	$1,882.2	$1,187.9	$694.3	58%	$6,895.2	$4,731.1	$2,164.1	46%
Potash	982.4	696.5	285.9	41%	3,061.0	2,174.1	886.9	41%
Corporate/Other (b)	(4.2)	(24.1)	19.9	(83%)	(18.4)	(146.1)	127.7	(87%)

	$2,860.4	$1,860.3	$1,000.1	54%	$9,937.8	$6,759.1	$3,178.7	47%

Gross margin:
Phosphates	$478.6	$306.6	$172.0	56%	$1,654.0	$648.2	$1,005.8	155%
Potash	515.5	378.1	137.4	36%	1,469.0	1,034.6	434.4	42%
Corporate/Other (b)	1.1	2.9	(1.8)	(62%)	(1.2)	10.5	(11.7)	NM

	$995.2	$687.6	$307.6	45%	$3,121.8	$1,693.3	$1,428.5	84%

Operating earnings (loss):
Phosphates	$369.9	$221.1	$148.8	67%	$1,322.0	$349.5	$972.5	278%
Potash	469.2	346.9	122.3	35%	1,352.5	922.8	429.7	47%
Corporate/Other (b)	(14.2)	(20.4)	6.2	(30%)	(10.3)	(1.5)	(8.8)	NM

	$824.9	$547.6	$277.3	51%	$2,664.2	$1,270.8	$1,393.4	110%

Depreciation, depletion and amortization:
Phosphates (c)	$65.9	$67.3	$(1.4)	(2%)	$248.1	$293.8	$(45.7)	(16%)
Potash	55.1	42.2	12.9	31%	188.9	140.1	48.8	35%
Corporate/Other	1.9	2.9	(1.0)	(34%)	10.4	11.1	(0.7)	(6%)

	$122.9	$112.4	$10.5	9%	$447.4	$445.0	$2.4	1%

(a)

Includes PhosChem sales and cost of goods sold for its other member of $137 million and $71 million for the three months ended May 31, 2011 and 2010, and $507 million and $305 million for the fiscal years ended May 31, 2011 and 2010, respectively. PhosChem is a consolidated subsidiary of Mosaic.

(b)	Includes elimination of intersegment sales.
(c)

Includes accelerated depreciation of $39.8 million associated with the permanent closure of previously idled facilities and equipment in our Phosphates operations for the fiscal year ended May 31, 2010.

The Mosaic Company	Key Statistics (unaudited)

	Three months ended May 31,		Increase/ (Decrease)		Years ended May 31,		Increase/ (Decrease)
	2011	2010	Amount	%	2011	2010	Amount	%

Sales volumes
(000 tonnes):
Phosphates Segment
Phosphates
Crop Nutrients (a): North America	897	744	153	21%	3,441	2,855	586	21%
International	962	932	30	3%	4,116	4,561	(445)	(10%)
Crop Nutrient Blends (b)	558	363	195	54%	2,636	2,181	455	21%
Feed Phosphates	134	159	(25)	(16%)	567	619	(52)	(8%)
Other (c)	290	137	153	112%	1,200	818	382	47%

Total Phosphates Segment Tonnes (a)	2,841	2,335	506	22%	11,960	11,034	926	8%

Potash Segment
Potash
Crop Nutrients (d): North America	919	701	218	31%	3,263	2,111	1,152	55%
International	1,095	989	106	11%	3,626	2,739	887	32%
Non agricultural	166	144	22	15%	634	687	(53)	(8%)

Total Potash Segment Tonnes	2,180	1,834	346	19%	7,523	5,537	1,986	36%

Production volumes (North America)
(000 tonnes):
Phosphates (e)	2,093	1,922	171	9%	8,398	7,896	502	6%
Potash	2,183	1,942	241	12%	7,349	5,210	2,139	41%

Average selling price per metric tonne:
DAP (f)	$574	$438	$136	31%	$491	$327	$164	50%

Crop Nutrient Blends (b) (g)	560	413	147	36%	475	396	79	20%

MOP (f) (i) - North America	466	360	106	29%	394	387	7	2%

MOP (f) - International	347	280	67	24%	309	287	22	8%

MOP (f) - Average	404	336	68	20%	359	352	7	2%

Average price for key raw materials:

Ammonia (tonne)	$476	$309	$167	54%	$407	$265	$142	54%
Sulfur (long ton) (North America)	197	131	66	50%	162	71	91	128%

Canadian resource taxes and royalties (h)	$108	$42	$66	157%	$294	$128	$166	130%

(a)	Phosphates volumes represent dry product tonnes. Excludes tonnes sold by PhosChem for its other member.
(b)	The average product mix for blends (by volumes) contains approximately 50% phosphate, 25% potash and 25% nitrogen, although this mix can differ based on seasonal and other factors.
(c)	Other volumes are primarily single superphosphate, potash and urea sold in countries outside North America.
(d)	Potash volumes include intersegment sales, and exclude tonnes mined under a third party tolling arrangement.
(e)	Includes crop nutrient dry concentrates and animal feed ingredients.
(f)	FOB plant, sales to unrelated parties.
(g)	FOB destination.
(h)	Amounts in millions of U.S. dollars.
(i)	Prices exclude industrial and feed sales

The Mosaic Company

Selected Non-GAAP Financial Measures and Reconciliations

Potash Gross Margin, Excluding Resource Taxes and Royalties, Calculation

	Three months ended May 31,
	2011	2010
Sales	$982.4	$696.5
Gross margin	515.5	378.1
Canadian resources taxes and royalties (“CRT”)	107.7	41.5

Gross margin, excluding CRT	$623.2	$419.6

Gross margin percentage, excluding CRT	63.4%	60.2%

The Company’s margins are further reduced by the impact of a third party tolling agreement.

Free Cash Flow Calculation

	Three months ended May 31,
	2011	2010
Net cash provided by operating activities	$972.9	$532.1
Capital expenditures	(365.9)	(275.0)

Free cash flow	$607.0	$257.1

The Company has presented above gross margin excluding resource taxes, for its potash segment which is a non-GAAP financial measure. In addition, the Company has presented free cash flow, which is also a non-GAAP financial measure. Generally, a non-GAAP financial measure is a supplemental numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Neither gross margin excluding resource taxes nor free cash flow are measures of financial performance under GAAP. Because not all companies use identical calculations, investors should consider that our calculation may not be comparable to other similarly titled measures presented by other companies.

Gross margin excluding resource taxes provides a measure that the Company believes enhances the reader’s ability to compare the Company’s gross margin with that of other companies which incur resource tax expense and classify it in a manner different than the Company in their statement of earnings. Because securities analysts, investors, lenders and others use gross margin excluding resource taxes, Mosaic’s management believes that our presentation of gross margin excluding resource taxes for the potash segment affords them greater transparency in assessing our financial performance against competitors. Gross margin excluding resource taxes, should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Free cash flow provides a metric that the Company believes is helpful to investors in evaluating the Company’s ability to generate cash. Free cash flow should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.